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                                                                 EXHIBIT (P)(9)

                              ROBERT FLEMING, INC.
                                 CODE OF ETHICS


         While affirming its confidence in the integrity and good faith of all of its employees, officers and directors, Robert Fleming, Inc. ("RFI") recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for an advisory client, and that if such individuals engage in personal transactions in securities that are eligible for investment by a client, these individuals could be in a position where their personal interests may conflict with the interests of the client.

         In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act") and Rule 204-2 under the Investment Advisers Act of 1940, RFI has determined to adopt this Code of Ethics ("Code") to specify and prohibit certain types of transactions deemed to create actual conflicts of interest, the potential for conflicts, or the appearance of conflicts, and to establish reporting requirements and enforcement procedures. This Code is intended to be generally consistent with RFI's Investment Management Compliance Manual. All persons covered by this Code are expected to be familiar, and to comply, with both the Code and the Manual.

         VIOLATIONS OF THIS CODE MAY RESULT IN LAW ENFORCEMENT ACTION AGAINST RFI AND ITS EMPLOYEES BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OR STATE REGULATORS AND/OR DISCIPLINARY ACTION BY RFI AGAINST ANY EMPLOYEE INVOLVED IN THE VIOLATION, INCLUDING TERMINATION OF EMPLOYMENT. ALL EMPLOYEES SHOULD READ THESE REQUIREMENTS CAREFULLY AND BE SURE THAT THEY ARE UNDERSTOOD. ANY QUESTIONS CONCERNING EITHER DOCUMENT SHOULD BE REFERRED TO THE COMPLIANCE OFFICER.

I.       STATEMENT OF GENERAL PRINCIPLES

         In recognition of the trust and confidence placed in RFI by its advisory clients and to give effect to RFI's belief that its operations should be directed to the benefit of all of its advisory clients, including the Funds, RFI hereby adopts the following general principles to guide the actions of its Access Persons. The Code will apply primarily to employees who are employed in one of the following RFI departments: Fleming Asset Management ("FAM USA") and Risk Arbitrage ("Arbitrage"). These departments are collectively referred to in this Code as the Investment Management Group (or "IMG"):

         A. The interests of RFI's advisory clients, including the Funds, are paramount. All personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the clients' interests before their own.

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         B.       All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such person with the interests of any advisory client.

         C. All personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person's independence or judgment.

         D. All personnel must carefully avoid communicating information concerning the investment decisions made for clients, or the execution of such decisions, to officers and employees of the RFI who work in departments other than IMG, or to officers or employees of RFI's affiliates.

         E. The personal investing activities of all personnel must be conducted in a manner to avoid actual or potential conflicts of interest with RFI's clients and RFI itself. Employees may not use their positions with RFI or any investment opportunities they learn of because of their positions with RFI to the detriment of RFI's clients or RFI.

II.      DEFINITIONS

         A. "Access Person" shall mean any director or officer of RFI. "Access Person" also means any employee in the RFI who: (i) in connection with the management of any advisory client, recommends investments to such advisory client, participates in the determination of which recommendations are to be made, or whose principal functions or duties relate to such determinations; or (ii) in connection with his or her duties, obtains any information concerning securities recommendations being made by RFI to an advisory client. The term also includes any of the following persons who obtain information about securities recommendations made by RFI before the effective dissemination of the recommendations (or of information about the recommendations): (i) any person in a control relationship to RFI; (ii) any affiliated person of a controlling person; and (iii) any affiliated person of that affiliate. The Compliance Officer and IMG Department Managers may determine that additional persons, including persons not employed by IMG, are to be treated as Access Persons based on their access to information concerning IMG's investment recommendations to a client.

         B. "Beneficial ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by
                  (i) his or her spouse or minor children, (ii) a relative who shares his or her home, or (iii) other persons by reason of any contract, arrangement, understanding, or relationship that provides him or

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                  her with sole or shared voting or investment power over the securities held by such person.

         C.       The "Compliance Officer" is Larry A. Kimmel.

         D.       "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of more than 25% of a company's outstanding voting securities is presumed to give the holder of such securities control over the company. This is a rebuttable presumption, and it may be countered by the facts and circumstances of a given situation.

         E. "Fund" means any investment company registered under the 1940 Act for which RFI acts as investment adviser or sub-adviser.

         F. "High quality short-term debt instrument" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

         G. The "IMG Department Managers" are Jonathan Simon (FAM USA Large and Mid Cap), Christopher Jones (FAM USA Small Cap) and Arthur Levy (Arbitrage).

         H. "Investment Personnel" means: (i) any employee of RFI (or of any company in a control relationship to RFI) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an advisory client; and
                  (ii) any natural person who controls RFI and who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client.

         I. "IPO" (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or
                  Section 15(d) of the Securities Exchange Act of 1934.

         J. "Limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to
                  Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

         K. A "personal securities account" means any account in which any securities are held for the person's direct or indirect benefit.

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         L.       "Purchase or sale of a Security" includes, among other
                  things, the writing of an option to purchase or sell a Security.

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         M.       "Security" shall have the same meaning as that set forth in
                  Section 2(a)(36) of the 1940 Act, except that it shall not include direct obligations of the U.S. Government; bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements; and shares of registered open-end mutual funds.

         N. A "Security held or to be acquired" by a client means: (i) any Security which, within the most recent 15 days, (a) is or has been held by a client or (b) is being or has been considered by RFI for purchase by a client; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Security described in (i) of this definition.

         O. A security is "being considered for purchase" when a security is identified as such by a particular investment team.

         P. A Security is "being purchased or sold" by an advisory client from the time when a recommendation has been communicated to the person who places the buy and sell orders for a client until the time when such program has been fully completed or terminated.

III.     GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

         No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any advisory client:

         A. Employ any device, scheme, or artifice to defraud such client;

         B. Make to such client any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         C. Engage in any act, practice or course of business that would operate as a fraud or deceit upon such client; or

         D. Engage in any manipulative practice with respect to such client.

IV.      GENERAL PROHIBITIONS REGARDING PERSONAL SECURITIES TRANSACTIONS

         The following prohibitions apply to each Access Person. Spouses of Access Persons may be subject to conflicting duties or requirements imposed by their employers or clients. To the extent that spouses' duties to their employers or clients conflict with the requirements of this Code, spouses should follow the former. Access Persons whose spouses are subject to such conflicts are expected to be aware of this potential conflict and to use discretion in discussing investment activities with their spouses.

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         A.       Front-Running or Scalping. Access Persons are not permitted to "front-run" any securities transaction of a client or RFI, or to "scalp" by making securities recommendations for clients with the intent of personally profiting from personal holdings of or transactions in the same or related securities.

         B. Trading Parallel to or Against a Client. Access Persons are prohibited from trading contemporaneously in the same or related securities, including options and futures contracts, as any client of RFI, either parallel to the transaction being effected for the client or against the trade being made or recommended for the client.

         C. Short Sales of a Security Held by a Client. No Access Person may sell short any security held in a client's account managed by RFI.

         D. Use of Confidential or Material, Non-Public Information. An Access Person may not buy or sell any sell any security if the Access Person has material, non-public information about the security or the market for the security obtained in the course of employment with RFI or otherwise, without first reporting the information to the Compliance Officer and obtaining the Compliance Officer's prior approval for the trade. The Compliance Manual includes additional restrictions and prohibitions regarding confidential and material non-public information.

V.       PROHIBITED PURCHASES AND SALES

         A. Subject to Sections VI(C) and VI(D) of this Code, no Access Person may purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquires any Beneficial Ownership, within 24 hours (7 days, in the case of Investment Personnel) before or after the time that the same (or a related) Security is being purchased or sold by any Fund or other advisory client. Any profits realized on trades within these proscribed periods will be disgorged.

                  1. Exceptions to paragraph A above are permitted under the following circumstances:

                           (a) If the client activity in a particular Security is due to a client-directed inflow and/or withdrawal of funds and there is no change of weighting in the subject security in the client's portfolio.

                           (b) If an Investment Person has liquidated a particular security from a client's portfolio, then the Investment Person may also sell that security on the next business day after the liquidation has been completed.

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                           (c)      If approved by the Compliance Officer (or
                                    his designee), an exception may be granted on a case-by-case basis when no abuse is involved and the equities of the situation strongly support an exception to the rule.

                  2. Access Persons are subject to the blackout periods set forth in paragraph A above, only with respect to client account activity which occurs on behalf of the department, either FAM USA or Arbitrage, for which they are employed. For example, a personal trade effected by an Access Person of FAM USA that occurs two calendar days before or after a client trade on behalf of an Arbitrage account would not be deemed a violation of the provisions set forth in paragraph A above.

         B. No officer, director or employer of RFI may acquire any securities that are publicly traded in the United States as part of an IPO. Securities traded publicly outside the United States may be acquired in an IPO with prior written approval, as provided in Section VI(A). However, such approval generally will not be granted if the security in question is eligible for investment by any Fund or other advisory client.

         C. No Access Person shall purchase any security offered in a limited offering without prior written approval, as provided in Section VI(A). Such approval generally will not be granted if the security in question is eligible for investment by any Fund or other advisory client, and the client has the ability to purchase the security.

         D. An Access Person is required to hold all securities for at least sixty (60) calendar days from purchase before selling the security. For example, an Access Person who purchases an option on a security may not exercise the option until at least sixty (60) calendar days have passed. Profit due to any such short-term trades will be disgorged. Exceptions to this policy are permitted only with the prior approval of the Compliance Officer and the individual's Department Manager, and then only in the case of emergency or extraordinary circumstances.

VI.      PRE-APPROVAL OF TRANSACTIONS

         A. Except as provided in Section VI(C), each Access Person must obtain prior approval for each proposed transaction in a Security. In addition, persons seeking approval under
                  Section V(B) or (C) above shall do so in accordance with this paragraph A. Each Access Person should obtain clearance from the appropriate investment team and the respective trading desk, and then seek approval from the person listed below as his or her primary supervisor. If that person is unavailable, the Access Person then must obtain approval from one of the supervisor's alternates. No transaction in any Security shall be effected without the prior written approval of the primary or alternate supervisor.

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                  In determining whether to grant approval, the primary and
                  alternate supervisors shall refer to Section VI(D), below.

Primary Supervisor       Alternate Supervisors          Access Persons
------------------       ---------------------          --------------
Jonathan Simon           Christopher Jones              FAM USA Large and Mid Cap managers and
                         Arthur Levy                    analysts, and traders
                         Larry Kimmel
                         Sharon Devlin

Christopher Jones        Jonathan Simon                 FAM USA Small Cap managers, analysts,
                         Arthur Levy                    traders and marketing staff
                         Larry Kimmel
                         Sharon Devlin

Arthur Levy              Larry Kimmel                   All other IMG staff, including Jonathan
                         Sharon Devlin                  Simon and Christopher Jones

Larry Kimmel             Sharon Devlin                  Arthur Levy

         B. In determining whether to grant approval for the purchase of a security offered in a limited offering or a security traded publicly outside the United States in an IPO, the primary or alternate supervisor shall take into account, among other factors, whether the investment opportunity should be reserved for a Fund or other advisory client, whether the opportunity is being offered to the person by virtue of his or her position with RFI, and whether it is possible for the client to purchase the security.

         C. The pre-approval requirements of Section VI(A) shall not apply to the following transactions:

                  1. Purchases or sales over which the Access Person has no direct or indirect influence or control.

                  2. Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

                  3. Purchases that are part of an automatic dividend reinvestment plan.

                  4. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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                  NOTE: These exceptions to the pre-approval requirement of
                  Section VI(A) shall not apply to requests for approval to purchase or acquire a security in a limited offering or that is traded publicly outside the United States in an IPO in accordance with Section V(B) or (C) above.

         D. The following transactions generally shall be approved by the Compliance Officer:

                  1. Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any advisory client, including any Fund, and which are otherwise in accordance with Rule l7j-l. Such transactions would normally include purchases or sales of up to 1,000 shares of a Security that is being considered for purchase or sale by a Fund or other client (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion.

                  2. Purchases or sales of Securities that are not eligible for purchase or sale by any advisory client, including any Fund, as determined by reference to the applicable laws, rules or regulations, the investment objectives and policies and investment restrictions of the Fund or other client and any undertakings made to regulatory authorities.

                  3. Purchases or sales of Securities that the client is financially or otherwise unable to purchase or sell.

                  4. Transactions that the officers of the IMG, as a group and after consideration of all the facts and circumstances, determine to be in accordance with
                           Section III and to present no reasonable likelihood of harm to a Fund or other client.

VII.     ADDITIONAL RESTRICTIONS AND REQUIREMENTS

         A. During any calendar year, no Access Person shall accept or receive any gift of more than $100 in aggregate value from any person or entity that does business with or on behalf of RFI or a Fund. All Access Persons must record all gifts received or given on their respective Departmental log.

         B. No Investment Personnel shall accept a position as a director, trustee or general partner of a publicly-traded company, private company or partnership unless the acceptance of such position has been approved by the Compliance Officer and Department Managers consistent with the interests of RFI and all advisory clients, including the Funds.

VIII.    REPORTING AND COMPLIANCE OBLIGATIONS

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         A.       The Compliance Officer shall create and thereafter maintain a list of all Access Persons.

         B. Each Access Person must maintain his or her personal securities accounts at Bear Stearns (for accounts in the United States) or an affiliate of RFI (for accounts outside the United States). Exceptions to this policy may be granted by the Compliance Officer for special situations (i.e., a managed account). Each Access Person must direct each such brokerage firm or other financial institution to promptly send duplicate copies of each account statement and brokerage confirmation to the Compliance Officer.

         C. Every Access Person shall report to the Compliance Officer the name of any publicly-traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 5% of the company's outstanding shares.

         D. Every Access Person who owns any securities acquired in a limited offering shall disclose such ownership to the Compliance Officer if such person is involved in any subsequent consideration of an investment in the issuer of those securities by a Fund or other advisory client. RFI's decision to recommend the purchase of such issuer's securities to any Fund or other advisory client will be subject to independent review by Investment Personnel with no personal interest in the issuer.

         E.       Reports.

                  1. Initial Holdings Reports: Every Access Person must provide to the Compliance Officer a complete listing of all Securities owned by such person, as well as all personal securities accounts, within ten (10) days of becoming an Access Person. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control. An Initial Holdings Report Form is attached as Appendix I.

                  2. Annual Holdings Reports: On an annual basis, each Access Person must submit to the Compliance Officer a listing of all Securities beneficially owned by such person, as well as all personal securities accounts. The list must be current as of a date no more than thirty (30) days before the report is submitted and must be received within thirty (30) days of the end of the calendar year. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control. An Annual Holdings Report Form is attached at Appendix II.


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                  3.       Quarterly Reports:

                           a.       Each Access Person shall report all
                                    transactions in Securities in which the
                                    person has, or by reason of such
                                    transaction acquires, any direct or
                                    indirect beneficial ownership.  Reports
                                    shall be filed with the Compliance Officer quarterly. Each Access Person must also report any personal securities accounts established during the quarter. The Compliance Officer shall submit confidential quarterly reports with respect to his or her own personal Securities transactions and personal securities accounts established to an officer designated to receive his or her reports, who shall act in all respects in the manner prescribed herein for the Compliance Officer. Such reports need not show transactions effected for, or Securities held in, personal securities accounts over which the person has no direct or indirect influence or control.

                           b. Every report shall be made no later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information (a Quarterly Report Form is included as Appendix III):

                                    (i)     The date of the transaction, the
                                            title, the interest rate and
                                            maturity (if applicable), the
                                            number of shares and principal
                                            amount of each Security involved;

                                    (ii)    The nature of the transaction
                                            (i.e., purchase, sale or any other
                                            type of acquisition or
                                            disposition);

                                    (iii)   The price of the Security at which
                                            the transaction was effected;

                                    (iv)    The name of the broker, dealer or
                                            bank with or through which the
                                            transaction was effected;

                                    (v)     The date the report is submitted by
                                            the Access Person; and

                                    (vi)    With respect to any personal
                                            securities account established
                                            during the quarter, the broker,
                                            dealer or bank with whom the
                                            account was established, and the
                                            date the account was established.

                           c. In the event the Access Person has no reportable items during the quarter, the report should be so noted and returned signed and dated.

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                           d.       An Access Person need not submit a
                                    quarterly report if the report would
                                    duplicate information in broker trade
                                    confirmations or account statements
                                    received by the Compliance Officer,
                                    provided that all required information is contained in the broker trade confirmations or account statements and is received by the Compliance Officer no later than 10 days after the end of the calendar quarter.

                  4. Any of these reports may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

                  5. Access to reports of personal securities transactions, holdings and accounts, and duplicate confirmations and personal securities account statements will be restricted to the Compliance Officer and such other persons as RFI may designate to assist the Compliance Officer with review of the reports. Department Managers will be given monthly reports of the personal securities transactions of persons under their supervision. All such materials will be kept confidential, subject to the right of inspection by the SEC or other government agencies, and RFI's senior management and Board of Directors.

IX.      REVIEW AND ENFORCEMENT

         A. The Compliance Officer's Duties and Responsibilities. The Compliance Officer shall notify each person who becomes an Access Person and who is required under this Code of Ethics of their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

         B. The Compliance Officer will continuously monitor personal trades to determine whether a violation of this Code may have occurred. Before determining that a person has violated the Code, the Compliance Officer shall give such person an opportunity to supply additional explanatory material.

         C. If the Compliance Officer determines that a violation has occurred, or believes that a Code violation may have occurred, the Compliance Officer must submit a written report regarding the possible violation, together with any confirmations, account statements or other reports and any additional explanatory material provided by the Access Person, to the Access Person's primary supervisor, as indicated at Section VI(A) and legal counsel for RFI, who shall make an independent determination as to whether a violation has occurred. If the primary supervisor is unavailable or is unable to review the transaction, the alternate supervisor shall act in all respects in the manner prescribed herein for the primary supervisor.

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         D.       If the primary or alternate supervisor finds that a violation has occurred, the supervisor shall impose upon the individual such sanctions as he deems appropriate.

X.       ANNUAL WRITTEN REPORTS TO THE BOARD

         At least annually, RFI will provide written reports to the Fund's Board of Directors as follows:

         A. Issues Arising Under the Code. The reports must describe any issue(s) that arose during the previous year under the codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s). RFI may report to the Board more frequently as it deems necessary or appropriate and shall do so as requested by the Board.

         B. Certification. Each report must be accompanied by a certification to the Board that RFI has adopted procedures reasonably necessary to prevent its Access persons from violating this Code of Ethics.

XI.      RECORDKEEPING

         The Adviser will maintain the records set forth below. These records will be maintained in accordance with the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

         A. A copy of this Code and any other code adopted by RFI under Rule 17j-1, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

         B. A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

         C. A copy of each Quarterly Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year on which it is made, for the first two years in an easily accessible place.

         D. A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

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         E.       A copy of each annual report required by Section X of this
                  Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

         F. A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or a limited offering, for at least five years after the end of the fiscal year in which the approval is granted.

XII.     MISCELLANEOUS

         A. Confidentiality. All reports and other confirmations and reports of Securities transactions, and any other information filed with RFI pursuant to this Code, shall be treated as confidential, provided such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

         B. Interpretation of Provisions. RFI may from time to time adopt such interpretations of this Code as it deems appropriate.

         C. Compliance Certification. Within 10 days of becoming an Access Person, and each year thereafter, each such person must complete the Compliance Certification, attached as Appendix IV.

Adopted September 25, 1997; amended July 27, 1999 and May 4, 2000




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